Exhibit 10(pp)
AMENDMENT
TO THE
EXELIS EXCESS PENSION PLANS

WHEREAS, Exelis Inc., an Indiana corporation (“Exelis”), previously adopted and maintained (i) the Exelis Excess Pension Plan IA; (ii) the Exelis Excess Pension Plan IB; (iii) the Exelis Excess Pension Plan IIA; and (iv) the Exelis Excess Pension Plan IIB, in each case as amended and restated as of October 31, 2011 (collectively, the “Plans”);
WHEREAS, effective as of December 31, 2015, Exelis was merged with and into Harris Corporation, a Delaware corporation (the “Corporation”), with the result that the Corporation is the successor sponsor of the Plans;
WHEREAS, pursuant to Section 3.03 of each of the Plans, the Board of Directors of the Corporation (the “Board”) has the authority to amend the Plans;
WHEREAS, the Board has delegated to the Employee Benefits Committee of the Corporation (the “Employee Benefits Committee”) the authority to adopt amendments to the Plans; and
WHEREAS, the Employee Benefits Committee desires to amend the Plans to confirm the application under the Plans of mandatory lump sum payments in the case of “limited cashouts” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended.
NOW, THEREFORE, BE IT RESOLVED, that each Plan hereby is amended to add thereto the following new Section 2.04(e):
(e) De Minimis Cashouts
Subject to Section 2.04(a)(iii) but notwithstanding any other provision herein to the contrary, if at the time of the Participant’s Termination of Employment, the aggregate of the lump sum present value of the Participant’s benefit under this Plan and the lump sum present value of the Participant’s benefit under all other nonqualified deferred compensation arrangements required to be aggregated with this Plan under §1.409A-1(c)(2), does not exceed the applicable dollar amount under Section 402(g)(1)(B) of the Code at such time, then the Participant’s vested benefit under this Plan and such other arrangements shall be distributed in a single cash sum within ninety (90) days following the date of the Participant’s Termination of Employment.
Such single cash sum with respect to the Participant’s benefit under this Plan shall be calculated on an actuarial equivalent basis using the IRS Mortality Table and the IRS Interest Rate determined under the provisions of the Retirement Plan to calculate the amount of a small lump-sum cashout. The amount of such single sum shall be calculated on an actuarial equivalent basis to the Participant’s immediate single life annuity, if the Participant has met the eligibility requirements to retire under the Retirement Plan with an early, normal or postponed retirement allowance as of the Participant’s Termination of Employment. Otherwise, the amount of such single sum shall be calculated on an actuarial equivalent basis to the Participant’s deferred single life annuity to the earliest date the Participant could have commenced payment of such benefit or, if it results in a larger single sum, his or her Normal Retirement Date (as defined under the Retirement Plan). This single sum payment represents a complete settlement of all benefits on the Participant’s behalf under the Plan.
APPROVED by the HARRIS CORPORATION EMPLOYEE BENEFITS COMMITTEE on this 28th day of April, 2017.
/s/ James P. Girard
Jim Girard, Chairperson